                                                           Exhibit 12.1

                          NORDSTROM CREDIT, INC.
               Computation of Ratio of Earnings Available for
                        Fixed Charges to Fixed Charges
                           (Dollars in thousands)



Year ended January 31,          1994     1993     1992     1991     1990
- ----------------------          ----     ----     ----     ----     ----

Earnings before
income taxes                 $32,372  $29,321  $24,023  $16,389  $13,236

Fixed charges
  (gross interest expense)    29,600   33,841   35,037   36,816   33,884
                             -------   ------   ------   ------   ------

Earnings available for
  fixed charges              $61,972  $63,162  $59,060  $53,205  $47,120
                             =======  =======  =======  =======  =======

Ratio of earnings available
  for fixed charges to fixed
  charges                       2.09     1.87     1.69     1.45     1.39
                             =======  =======  =======  =======  =======
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